Filed Pursuant to Rule 424(b)(7)

Registration No. 333-138003

Prospectus Supplement No. 2

To Prospectus dated April 19, 2007

CANO PETROLEUM, INC.

This prospectus supplement no. 2 supplements and amends the prospectus dated April 19, 2007 of Cano Petroleum, Inc. (“Cano”), as amended by prospectus supplement no. 1 dated March 7, 2008, relating to the sale from time to time by certain selling stockholders of Cano’s common stock.  This prospectus supplement updates two selling stockholders’ holdings.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and prospectus supplement no. 1 and is qualified by reference to the prospectus and prospectus supplement no. 1, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and prospectus supplement no. 1.

We have prepared the table below using information furnished to us on behalf of the selling stockholders as of April 2, 2008.  To our knowledge, excepts as described below, the selling stockholders have sole voting and investment power with respect to all of the shares shown as beneficially owned by them.

Information on the selling stockholders may change over time.  Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement or amendment to the prospectus if and when necessary.  On April 2, 2008, we had 38,689,015 shares of common stock outstanding.

Name of Selling Stockholder	Number of Ordinary Shares Beneficially Owned	Maximum Number of Ordinary Shares Sold Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Outstanding After Offering
Trapeze Capital Corp., on behalf of managed accounts (1)	1,430,717	806,653	664,700	1.7%
Trapeze Asset Management Inc., on behalf of managed accounts (2)	5,142,407	2,029,147	3,251,789	8.3%

(1)          Includes 135,711 shares of common stock currently issuable upon conversion of 780 shares of our Series D Convertible Preferred Stock, including 59 shares accrued since the last dividend date reflecting dividends that are convertible into common stock.  Also registered are up to 40,695 additional shares of common stock issuable upon conversion of 780 shares of our Series D Convertible Preferred Stock due to any decrease in the conversion price.  Trapeze Capital Corp., a Canadian investment dealer, exercises sole investment discretion and voting power over the securities held by managed accounts.  Randall Abramson is the President of Trapeze Capital Corp. and owns 235,290 shares of common stock in his own name.  Trapeze Capital Corp. purchased common stock from Cano in a private placement on November 7, 2007.

(2)          Includes 462,636 shares of common stock currently issuable upon conversion of 2,659 shares of our Series D Convertible Preferred Stock, including 201 shares accrued since the last dividend date reflecting dividends that are convertible into common stock.  Also registered are up to 138,730 additional shares of common stock issuable upon conversion of 2,659 shares of our Series D Convertible Preferred Stock due to any decrease in the conversion price.  Trapeze Asset Management Inc., an investment adviser registered under the Investment Advisors Act of 1940, as amended, exercises sole investment discretion and voting power over the securities held by managed accounts.  Randall Abramson is the Chief Executive Officer of Trapeze Asset Management Inc. and owns 235,290 shares of common stock in his own name.   Trapeze Asset Management Inc.  purchased common stock from Cano in a private placement on November 7, 2007.

Investing in common stock involves risks.  See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement is April 7, 2008